UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2026

VILLAGE FARMS INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Ontario	001-38783	98-1007671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Colonial Parkway
Lake Mary, Florida		32746
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 936-1190

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	VFF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2026, the Company announced the appointment of Hamid Shekarchi as Interim Chief Financial Officer (“CFO”), effective as of September 10, 2026 (the “Effective Date”). There are no arrangements or understandings between Mr. Shekarchi and any person pursuant to which Mr. Shekarchi was selected as an officer, and no family relationship exists between Mr. Shekarchi and any director or executive officer of the Company. Mr. Shekarchi is not a party to any transaction to which the Company is or was a participant and in which Mr. Shekarchi has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

On September 10, 2026, the Company also announced that, as of the Effective Date, Stephen Ruffini will cease serving as CFO, but will continue serving as the Company Secretary and begin serving as the Head of M&A for the Company and as an advisor to the Chief Executive Officer of the Company and remain a full-time employee of the Company. Mr. Ruffini’s transition is not the result of any disagreement with Company management or the Company’s board of directors relating to the Company’s operations, policies or practices as previously announced on April 3, 2026.

Biographical Information

Mr. Shekarchi, 41, served as Chief Financial Officer of the Company’s Canadian Cannabis operations since February 1, 2024. Prior to joining the Company’s Pure Sunfarms subsidiary in 2021, Mr. Shekarchi held senior roles at BDO Canada and PwC where he advised numerous private and publicly traded companies across the manufacturing, mining, technology and real estate industries. He also co-led BDO’s Western Canada Cannabis practice where he focused extensively on conducting business valuations across North America and Europe. Mr. Shekarchi is a graduate of Simon Fraser University, a Chartered Professional Accountant (CPA, CA) and Chartered Business Valuator (CBV).

Employment Agreement with Mr. Shekarchi

On September 10, 2026, the Company entered into an employment agreement with Mr. Shekarchi (the “Employment Agreement”) establishing his compensation as Interim CFO. Under the Employment Agreement, Mr. Shekarchi’s compensation as Interim CFO will comprise an annual base salary of C$567,000; a target annual bonus of 50% of base salary (prorated for the Company’s fiscal year ending December 31, 2026 (the “2026 fiscal year”), based on the Company’s standard methodology); a 100,000 stock option grant; and an additional one-time long-term incentive award (RSU) of 20% of Mr. Shekarchi’s annual base salary, as of the Effective Date.

Mr. Shekarchi’s annual long-term incentive award (RSU) for the Company’s 2027 fiscal year will be made in accordance with the standard timing of the Company’s annual grant, with terms consistent with the terms of the Company’s 2027 fiscal year grants to other executive officers and total value will be based on a target opportunity of up to 20% of base salary.

Mr. Shekarchi will be eligible to participate in the Company’s employee benefit plans and programs applicable to the Company’s Canadian employees and senior executives generally.

The Employment Agreement contains a termination clause whereby if Mr. Shekarchi is terminated without cause, the Company will provide Mr. Shekarchi with a twelve (12) month notice by either lump sum or continuance, at the Company’s sole discretion. If, within twelve (12) months following a Change of Control (as defined in the Employment Agreement), Mr. Shekarchi resigns for Good Reason (as defined in the Employment Agreement), he is entitled to the same severance payments.

Mr. Shekarchi's employment under the Employment Agreement will automatically terminate upon approval of his application for U.S. work authorization, at which time he will be offered new employment in the U.S. in the same position under a new employment agreement. If his application is denied, his employment will continue for a transition period of up to twelve (12) months, as determined by the Company. At the end of the transition period, Mr. Shekarchi’s employment in this position will terminate in accordance with the Employment Agreement.

Mr. Shekarchi will be subject to restrictive covenants relating to confidential information, intellectual property and non-disparagement for an indefinite period, 6 months of non-competition and 12 months of non-solicitation.

The foregoing summary does not purport to be complete and is subject to the terms of the Employment Agreement, to be filed as an exhibit to the Form 10-Q for the quarter ending September 30, 2026.

Item 7.01 Regulation FD Disclosure.

The press release furnished as Exhibit 99.1 announced the transition described in Item 5.02 above. The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference into filings under the Securities Act or Exchange Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Farms International, Inc.

Date:	September 10, 2026	By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini Title: Head of Mergers and Acquisitions, Corporate Secretary & Executive Vice President